EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
ELEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WEBMD CORPORATION
     WebMD Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That, at a meeting of the Board of Directors of the Corporation, the following resolution was duly adopted approving and declaring advisable an amendment to the Corporation’s Certificate of Incorporation:
     RESOLVED, that the Board hereby approves and declares it advisable that the Certificate of Incorporation of the Corporation be amended so that Article I thereof shall read in its entirety as follows:
The name of this corporation is Emdeon Corporation.
     SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, an annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the aforesaid amendment.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Lewis H. Leicher, its Senior Vice President and Assistant Secretary, this 17th day of October, 2005.

WebMD Corporation
By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President and Assistant Secretary